Exhibit 10.42

Description of Compensation and Benefits for Directors

1.  Cash Compensation of UAL Non-employee Directors.  Non-employee directors receive an $18,000 annual retainer, $900 per meeting attended, and $2,700 per year for chairing certain Board committees.

2.  Flight Benefits for Directors.  Generally, directors, their spouses and their dependent children are entitled to complimentary positive space travel on United Airlines and United Express for pleasure or UAL business travel, and will be reimbursed annually for the income tax liability incurred in using this privilege.

3.  Complimentary Cargo Carriage Policy for Directors.  Directors receive complimentary cargo carriage (excludes ground transportation) for personal goods on United Airlines, for up to 2,500 pounds per year, and are reimbursed for the related income tax liability.

4.  Stock-Based Compensation of UAL Non-employee Directors.  Under the Corporation's 1995 Directors Plan, non-employee directors have typically received 400 shares of UAL common stock on the first business day of January each year and 189 deferred stock units on December 31 of each year.  The Plan permits cash compensation to be taken in stock, as well as the deferral of receipt of cash or stock compensation for tax purposes.  However, in 2003 the Nominating/Governance Committee determined not to issue the 189 deferred stock units and the 400 shares issuable in January 2004.

5.  Directors' and Officers' Liability Insurance and Indemnification.  The Company has a policy which provides liability insurance for directors and officers of UAL and its subsidiaries.